CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Nettaxi.com

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 16, 1999, except with respect to matters discussed in Note 2 for which the date is June 5, 1999, and Note 15 for which the date is February 2, 2000, relating to the consolidated financial statements of Nettaxi.com, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO SEIDMAN, LLP
San Jose, California
February 10, 2000


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